Exhibit 23.a)


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation into this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph that describes the uncertainty as to the Company's ability to continue as a going concern due to its historical recurring losses from operations, dated August 31, 2000 with respect to the consolidated financial statements of Mark Solutions, Inc. as of June 30, 2000 and 1999 and for the three years ended June 30, 2000 included in its Annual Report on Form 10-K for the year ended June 30, 2000. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.


                                             HOLTZ RUBENSTEIN & CO., LLP
                                            Certified Public Accountants

Melville, New York
November 22, 2000


                                                      II-7

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